EXHIBIT 23-2


                     CONSENT OF INDEPENDENT ACCOUNTANTS


        We consent to the incorporation by reference in the registration statement on Form S-3 of Arvin Industries, Inc. of our report dated January 25, 1994, relating to the consolidated balance sheets of Space Industries International, Inc. and subsidiaries as of January 2, 1994 and the related consolidated statement of operations, shareholders' equity, and cash flows for the year then ended which report appears in the January 2, 1994 annual report on Form 10-K of Arvin Industries,
   Inc.   We also consent to the reference to our firm under the heading
   "Experts" in the registration statement.

        Our report dated January 25, 1994, contains an explanatory paragraph that states that the consolidated balance sheet as of January 2, 1994 includes $18,154,619 of capitalized costs related to the Space Facility Technology. As described in Note 4 to the Space Industries International, Inc. financial statements, the recovery of these costs is dependent on the future success in selling the Space Facility Technology or the Industrial Space Facility or the related service, at profitable terms, or the sale of the engineering designs of the Industrial Space Facility.





   KPMG Peat Marwick
   Houston, Texas
   April 11, 1994